Wherify Wireless Inc.
Investor Update
November 28, 2007

Operator:  Good afternoon, my name is Janelle, and I will be your conference operator today. At this time, I would like to welcome everyone to the Wherify Wireless Investor Update Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. If you would like to pose a question during that time, please press star, one on your telephone keypad. If you would like to withdraw your question, you may press the pound key.

It is now my pleasure to turn the floor over to your host, Doug Hajjar. Sir, you may begin.

Doug Hajjar:  Thank you, Operator.

Before we begin, I'd like to read the Safe Harbor statement, which is as follows: Before beginning this conference call, it is my duty to inform you that any statements that are not statements of historical fact (including statements containing the words: "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify Wireless' periodic filings with the SEC. Given that, we will also have a written transcript that will be filed with the SEC of this conference call pursuant to regulation FD.

At this time, I'll turn the call over to Vince Sheeran, our CEO.

Vincent Sheeran:  Thank you, Doug, and thank you everyone for joining us today. I'm very pleased [unintelligible] what's been happening at Wherify and about the transformation we've started, and I'll be reviewing some of those key initiatives with you today. We will follow that of course with a Q&A session, which Doug will rejoin us for.

We have a lot to cover as it has been an extremely busy quarter. I'll be focusing my update on four areas of our operations that are key to turning Wherify onto the road to financial success in the future. These four areas make up the cornerstone for our business plan moving forward and we have made significant progress during the first quarter of our fiscal year 2008. Because of the proven nature of our business and with the exception of our financial reporting, my operational comments will apply to our efforts fiscal year-to-date as opposed to covering all related events which transpired prior to September 30th. The key areas I'll be updating you on are our financial performance of course, our sales of the existing inventory, a manufacturing update, including future partnerships, our progress on the new LBS software platform Springboard, which we've previously announced. Before I drill down into these areas, let's take a look back at our last call together to see where I thought this quarter's energies would be used there.

When I joined the company in June, on my first investor conference call, I identified the need to stabilize the company as the first order of business. Without much time to waste, stabilizing the company, we had to begin the second major step of putting the company onto the path of a brighter future, crafting our future product strategy. I thought the time that both need to happen in a simultaneous fashion, and indeed that has been the case. As we discussed at that time, part of the first step of the business plan we needed to quickly reduce our cash burn while working on achievable creditor payment plans. I'm excited to say that we were able to reduce our current monthly operating cash burn to less than $400,000 while establishing workable plans with more than half of our creditors, and as of today, we are current with all payment plans that were established over the last 120 days. We also stated that we needed to continue to develop new and existing sales partners in key international countries. And we announced a major partnership with Brazil last month, and are working on several additional international deals right now. The demand for GPS technology remains strong outside of the US, and is showing evidence of improving within the US. I will address sales in deeper fashion in just a moment.

We discussed our work towards closing one major hardware manufacturer and building a pipeline of additional potential partners. While we have not announced any news on future manufacturing partnerships, we are very close to being able to do so. So while there certainly have been many challenges, I'm very proud of how my management team has quickly adapted to the change and the challenges, and more often than not, deliver exceptional results. If our management team can continually deliver on the operational initiatives, it is only a matter of time before their impact is seen on the financials. I'm very proud of their efforts and their results so far. Now, let's turn to the financial results.

Our revenue grew over 400% to $786,000, while operating expenses grew 56% less than the same quarter in 2006, down to just over 1.7 million. Our net loss was reduced from 15.7 million to 2.8 million year-over-year for the same quarter. We raised 856K from the sale of preferred stock net of expenses. There is a drop in our cash quarter-over-quarter, as we predicted. We went from -- a little over 2 million at 2.056 million at the end of June to 664,000 at the end of September. This drop was related to three key areas: our payments for manufacturing of the Wherifone, cash payments related to reducing the ongoing play expenses and legal expenses that were one-time in nature.

Now, turning to our sales and current inventory situations. I've very pleased with our progress. We worked diligently with our current international partners and worked at developing new ones. And it shows in our results. We received purchase orders for approximately 17,000 Wherifones, with the vast majority of those inventory having been delivered. Our pipeline for potential new business, partners are strong and shows good geographical coverage. I'm pleased with our international sales results in the quarter and view this as a critical step towards allowing us to continue our progress towards becoming an LBS software platform company. In order to fulfill these orders we used cash raised in our Series A and B preferred stock offering, which was completed in August, in order to order and fund our current -- in order to fund our current manufacturing obligations. This financing helped to complete the build of the initial Wherifone purchase of 29,000 phones from Gable.

The other critical factor in our plan to relaunch ourselves is an LBS software company that are building the established partnerships with companies capable of funding the manufacture and distribution of the Wherifone, both in its current form and future designs of it on a much larger scale. Partnering with companies that will expand the phone's capabilities and keep it current and relevant in a wide range of markets is key to our success. We are looking to our partners to drive subscribers to our location based services platform. While we cannot announce any signed partnerships in this critical area today, we anticipate being able to very soon. We are in discussions with two very distinct companies in two very different geographies. As we look to complete these partnerships, we are also looking to expand our vertical partnerships and our business integrators throughout the world. These partnerships will help us to drive the demand for devices. The demand (inaudible) drive in demand for our back-end services and holds the key future for Wherify. With partnerships established to take over the manufacturing of the Wherifone, we're better positioned to take full advantage of our superior software ability and create a rich location based services platform that can service a growing number of phones. Again, it's both Wherifone's non-Wherify GSM/GPS phones as those are manufactured by major players such as Motorola, or current and future Wherifones. Let's take a few moments now to review the LBS platform that we code named "Springboard."

On October 9th, we announced our intention to deliver Springboard which is designed to enable carriers, application providers and mobile device manufacturers to quickly and economically deliver location based services applications for their products and services. Springboard will provide development capabilities to support a wide array of consumer and enterprise applications beyond navigation, such as such as mobile social networking, mobile community search and shopping, fleet management, and more. Springboard technology will also support both GPS- and non-GPS-equipped devices.

The new Springboard platform will provide an easy to integrate Application Programming Interface beyond basic location features to enable a comprehensive LBS application implementation within a wide variety of electronic devices and service provider offerings. The platform, which fully supports telephony, notification, multimedia and mobile content push features, and is GSM-based, but capable of operating in a non-GSM format, will be implemented independent of carrier infrastructure, and will allow handset manufacturers, application developers and telecommunications carriers to use a single platform to support multiple applications and devices. In addition to hosting current and future generation of Wherifones, Springboard will allow device manufacturers and service providers to speed their products to market by avoiding the time consuming and expensive process of fully designing a comprehensive LBS platform.

We have invested a significant amount of time, capital and energy into developing our LBS technology for the original Wherifone, and now, as we capitalize on this investment, it opens up the platform to a host of multiple phone types, we believe we can finally fully harness the investment in the Wherify technology. Carriers, Handset Manufacturers, and Application Developers are all facing the same challenges of how to come up with a seamless end-to-end location rich application user experience. Wherify has a long history of solving this problem and we think we can fill that gap in the marketplace.

So with that, I come to the conclusion of my comments today. And I'd like to turn the call back over to the Operator, and ask Doug to join me so that we may answer any questions that you may have. Operator?

Operator:  Thank you. At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, you may press the pound key. We'll pause for just a moment to compile the Q&A roster.

Thank you. Our first question is coming from David MacDonald, a private investor.

David MacDonald:  Good afternoon, guys.

Vincent Sheeran:  Good afternoon.

David MacDonald:  Hey, a couple of questions. First of all on the potential manufacturing relationships, can you guys give us a sense, you know, once those are signed, which sounds like they're pretty near term, how long has it been before the manufacturers are in a position to produce as many phones as you guys have demand for? What's the lead time between a deal being signed and us being in a position where you can distribute as many phones as you need to?

Vincent Sheeran:  It should come online in about 90 to 100 days, David, and then fully up to speed in 90 to 120.

David MacDonald:  Okay. And then can you talk a little bit, Vince, about timing of Springboard, when you guys would expect that to potentially be commercially available and when you're in a position to launch that? Should we expect to see that launch with some potential client announcements also, in terms of people who are signing up to use the Springboard?

Vincent Sheeran:  That would be great. That would be certainly our goal. Our intention is to be able to demonstrate the product to the marketplace this spring, commercial availability in the summer time frame and hit the market towards running right there after. So certainly we'd like to have named organizations involved with the launch of that. I think that as you see our, the next 30 days our announcements on manufacturing partners we will work on both the current back-end platform and of course we'll be varianced in taking advantage of the new platform. We will go to the new platform hopefully with a number of subscribers in hand.

David MacDonald:  Vince, I don't know how much detail you can give here, but in terms of the manufacturing partners, are there customers who have expressed interest? Historically you haven't had the ability to manufacture as many phones as you had demand for. I mean is that interest still there? Are there clients still looking, you know, who are kind of backed up, so to speak? Or once you have that offloaded to a manufacturer you'll be in a position to maybe announce also some orders in addition to the outsourcing of the manufacturing?

Vincent Sheeran:   I think the orders have picked up significantly as we have worked with partnerships outside the affiliates. Let's look for a moment at the outside the US marketplace. The way that we partner is very important to consider because we're not dealing directly with the retail and distribution, we're dealing with someone who is locally dealing with that issue. That alleviates a big expense for us. We're taking that another step further with a manufacturing partner, manufacturing partners who want to have multiple distribution channels throughout the world of their branded version of their phone all running on our back-end. So while the demand picks up for GPS devices and for location based devices, we see a need to have more people able to fulfill both the distribution and the manufacturing challenges that quite frankly are very expensive, and we welcome having, you know, the ability to shirk that cost and challenge to the partner scenario.

David MacDonald:  Okay, thanks very much guys.

Operator:  Thank you. Our next question is coming from Ed Riccio, a private investor.

Ed Riccio:  Hi, Doug and Vince. Guys, could you give us any reason as to why the financial statements have been as late coming out as they've been?

Vincent Sheeran:  With, you know, in a small company you are dependent upon small staffs, with the smalls staff came a personal issue, leading to our CFO resigning to, for family reasons. With that comes delays. And we don't really have a large team to make up for some of the staff holes. Fairly complex transaction, given our financing that we needed help to get those statements completed, without having an internal staff capable of figuring out (inaudible). You know, I think it's really attributable just purely to size. We're back on track now. We hope to stay there. I'm very optimistic that we can do that.

Ed Riccio:  Okay, good. Thank you. With respect to the revenue that you're reporting for the September quarter.

Vincent Sheeran:  Yeah.

Ed Riccio:  Is that, is a good part of that recurring revenue that we would expect the revenue base to grow from or was that mostly one-time revenue?

Vincent Sheeran:  Most of that is from revenue, but remember with our revenue comes recurring revenue for the subscriber aspect of the monetization. So the majority of it is one-time, however there is recurring revenues associated any time we sell phones. We hope that they, you know, renew for several years on the platform and that becomes our recurring revenue. But what you see booked is actually one-time revenue with a promise of a good recurring revenue stream.

Ed Riccio:  Right. One more question. How many additional shares do you expect to have to issue before we are off and running to the races without having to be concerned about cash anymore?

Vincent Sheeran:  I can't promise that we have an exact answer to that. We have planned in this last, you know, a proxy in front of our shareholders to fully fund the organization for '08. Beyond that, I'm really not certain. So I think we'll have to take that one step at a time. My preference is clearly to self-fund us through sales and through partnerships where we can expand our sales on, you know, with others and to be able to touch more markets through increased channel and distribution. You know, like you, I'm a shareholder, I really would prefer not to further dilute but to fund organically, internally. And that's our goal. So I have to take it more quarter by quarter or year by year. So right now we're good. I mean -- and I hope that that's the last time we have to create any more revenue through the sale of stock.

Ed Riccio:  Great. I appreciate your answers and I appreciate your hard work and thanks for the good job you're doing.

Vincent Sheeran:  Thank you.

Operator:  Thank you. Our next question is coming from Al Berggren of Raymond James.

Al Berggren:  Hi, Vince and Doug. I appreciate the conference call, it's very helpful to get an update like this from you personally. It's very, very helpful in fact.

Vincent Sheeran:  Al, can I interrupt. Before I go on, I want to make one additional clarification comment to the last caller. My comments address after '08 that we clearly do contemplate doing, selling stock that we have already declared and is on our balance sheet. Going forward, we do intend to raise additional capital in '08 with our existing stock. So I address the question going forward, I want to make sure that it's not a surprise to people when we come out early in '08 looking to raise capital to fully build out the company. So I just want to make sure everyone realizes where I was going in the past in time so... Go ahead, Al. I'm sorry to take some of your time there.

Al Berggren:  Basically what I'm interested in is, without -- as best as you can quantify, what size potential markets in dollars do you see in the new Springboard platform going forward? Maybe in '08, which is probably only a half a year market the way it sounds and beyond? Is it a multimillion dollar market potentially or is it a potential billion dollar market, if we kicked in with some big purveyors and manufacturers and names, retail wise?

Vincent Sheeran:  I think that we're assuming the tip of the iceberg. You're right, '08 is really still a launch year, but I think what you're seeing is that some of the technology in general being married with location which is so important. When you just look at the word mobile and the fact that people are taking devices with them wherever they travel. What we're seeing is that we need facilities to manage the data and the mapping of location information, and that's going to be key. So when you look at the entire cellular marketplace for both voice and data, and the fact that we may ultimately see every phone have location applications and/or location based GPS chips embedded in them in some flavor thereof. We could be seeing a multibillion dollar industry. Now certainly location based software platforms are brand new and as is using phones for location, but as we start to see the proliferation of applications in the phone, we'll start to see the proliferation of application in the phone that need location and location management services, our place at the table could be very significant in a very, very, very large marketplace. So I think there'll be a lot of people after that. I think it'll be a very complex scenario but I think we're up to challenge. I think our history in location serves us well in that market and that we're very excited about it, but I do think it could be a very big market because we're just now seeing applications really take off on the mobile device that you have in your pocket. And as you see with email and Blackberry and that's an example of an application, but the examples of applications are endless that we're starting to see. And the requirements to have location in those applications is tremendous.

Al Berggren:  Will our Springboard products stand up to any competition in the market that's out there now or...?

Vincent Sheeran:  Well, the good news is there's not -- I mean when you look at the marketplace, of course we have CDMA and Qualcomm and the carriers that are there have marketed location in their handsets, in the capabilities, using location and applications in their handsets. They have a lead on that side. But on the GSM side we are, we have not had a lot of significant competition. There are a few players out there that are even smaller than us and do not have the history of development in this arena as we do. So it's not to say that there are not big players who want to be there, and the carriers are certainly in wont of having solutions and being there, but I think there are still very few of them. We're still optimistic that we're not too late to that event.

Al Berggren:  And one last question, if I might. In regard to going forward in the future, is the back-end sales, the monitoring and flow of calls coming in and locating? Answers for people's inquiries, is that where the money would most likely come from or the biggest part of our revenue?

Vincent Sheeran:  Yes, our longer term revenue model will be a recurring revenue model that we'll charge for subscribers to the location service. For example, a carrier may bill a subscriber for an application and an application may have embedded location in it but they're also paying a fee for on a monthly basis. So ultimately our revenue model is not hardware driven and that allows us to move away from the inventory and distribution and manufacturing issues, and over to a pure subscription revenue model for our, using our platform. So you can ride on our platform in a variety of ways.

Al Berggren:  Can they circumvent using our back-end or is it pretty locked in when you give them the Springboard application?

Vincent Sheeran:  That's a great question. The way phones will work now will continue to work (inaudible) programs, so the program won't easily change. And if you're coming from a Wherifone certainly you'll be locked into our back-end. If you're coming from a Wherifone derivative, if you will, the next generation of those phones, you'll be locked in. If you're coming from an open source platform phone that might come from a Motorola or an LG, or even maybe a Google, that phone may be easier to switch platforms and go from the Wherify LBS platform to [unintelligible] by that time, you know, in three years. They might have one on the GSM side. So it depends on how open the operating system is that the phone was actually programmed with. And going backwards, they're very proprietary. Going forward, we think they're going to be more open. And that's where we are.

Al Berggren:  Thank you.

Vincent Sheeran:  You're welcome.

Operator:  Thank you. Our next question is coming from Sam Medici, a private investor.

Sam Medici:  Hello, gentlemen. The previous comments were a lot of the things I was going to ask about. But I'm interested in the competitive advantage and the uniqueness, if you could comment on that? I mean it's a fiercely competitive environment and it seems that there's a new announcement almost every week in the GPS arena, and I just wanted to know as you move forward for 3G and all the other protocols, if you believe that Springboard and your future plans will have uniqueness and competitive advantage that will entice the carriers and perhaps other applications like the automobile tracking and so on? If you could -- I just wanted to get that into perspective and if you could comment on that?

Vincent Sheeran:  Let me start with the first. Our real competitive advantage is the history that, you know, we were really the first to the marketplace on the GSM side. We still are the best performing device, back-end combination on that GSM/GPS arena. It is a complex problem in that what Softcom did on the CDMA side has to be thought through by the provider on the GSM side, it's a more difficult problem. I think that that is our competitive advantage is our history and our technology and I certainly think that you can't underestimate the importance of that. And that's why we don't have a lot of competition today, is that people just really have not had great success in trying to come out with these devices on their side. But I think that that's really where you have to, you know, look to our future.

Sam Medici:  Okay. With regards to the other, all the other applications and the flexibility to run under the Springboard, is this scalable and expendable to all the applications that you envision?

Vincent Sheeran:  Well once -- yes. Yes. And once you get through to some set of standards, we believe that the facilities that we're able to provide back to those standard APIs will allow our Springboard platform to service a variety of phones, and that's why in my remarks I said both GPS and non-GPS phones are some of the things we're able to practice by using cellular [unintelligible] data. We can create answers to applications with a lot of the applications into display to the data on the phone, so the application stuff is rooted for the phone because [unintelligible] for location and information that brings that back into the application. So our piece is fairly, is really fairly independent. It's how we provide that facility and how we interact with those devices that will be our strength. Where those devices historically, because they're very closed in nature, you know, had to be very [unintelligible] to the platform.

Sam Medici:  Okay. Well thank you very much. I appreciate your comments. It's helpful to understand that aspect as we look forward to the growth of the company.

Operator:  Thank you. Our next question is coming from Richard Hartigan, a private investor.

Richard Hartigan:   Good afternoon, gentlemen, and thanks for all your good work. The question or comments that I have is that obviously you've accomplished an awful lot in the last three months, and we're certainly not of the size where this could be analyst coverage or things of that nature, but is there any way to get these accomplishments out to the investment community to get the stock price off the $0.08 which is where it was before all the good news and accomplishments started to happen? Can we publicize a little bit about what we're doing and maybe get the stock price moving a little bit?

Vincent Sheeran:  Well certainly -- yes. Absolutely. We've started to create regular press releases. I think we are going to see -- sometimes in the, you know, the year-end being a tough time for a stock that's taking the path that ours has to climb to where it should be. The stock price will follow the performance. With this investor call we have certainly a lot of people on and I'm trying to talk to as many investors as I can, and communicated to people about our performance, about our strategy, and why we think that we've broadened the strategy to reach a marketplace that's growing. You know, I think as the stock price will follow our performance.

Richard Hartigan:  But obviously you've got a great deal, a better story to tell than you did 90 days ago, and so hopefully that will in fact, and so...

Vincent Sheeran:  Well we really think so. You know, I think we're moving into a broader market. You know we're moving away from a proprietary market into a broader market, which is going to be a much larger marketplace and one that we don't have to dictate as much but we can take advantage of our historical course (inaudible) and that's the software back-end, and as we move there I think that people will take note. As we continue to sign partners, as we see the Springboard platform materialize -- you know, a lot of the partnerships certainly want to see Springboard operational before they become fully fledged partners, but there's still a great marketplace for the phones if there were -- for the Wherifone specifically, if people were distributing it as they are internationally. You know so there's certainly even traction there for that phone. That phone has a very particular application in it. That Family Finder is an application. So it uses its application in location information and that is still a very viable market and there are certainly partners that are focusing there, but we're looking for more partners who want to focus on more areas and we think that that broadens our, at best.

Richard Hartigan:  But listen, congratulations, number one, on your accomplishments, and most of us who've been around for a while, if we step back a year we'd not have thought that this conversation would be held today. Congratulations.

Vincent Sheeran:  I hope the conversations get better.

Operator:  Thank you. Our next question is coming from Michael Carlucci of MCL.

Michael Carlucci:  Yes, hello.

Vincent Sheeran:  Hi, Michael.

Michael Carlucci:  Yeah, hi. I wanted to find out -- I didn't know when you said you had financing, is it up to '08 or through '08?

Vincent Sheeran:  Well when you say -- well we intend -- our thought process right now...

Michael Carlucci:  In other words, do you have enough cash right now through, to invest in, do all you want to do through '08 or up to '08? I'm not, I didn't get that.

Vincent Sheeran:  We -- you know, that really depends. I don't mean to be evasive on your answer. There's a little bit more to the, to my answer. We will most likely raise additional cash with our receivables. You know, certainly everyone who's on our receivables side [unintelligible] we could make it if we had to, but we want to grow a little faster than that, so we probably want to put a little bit more fuel on the fire, get the products out a little bit faster, and there probably will be one more financing in '08. So I'm not comfortable with the cash position to the point where I think it fully maximizes our ability to take advantage of it. Our revenues are growing and certainly we'll generate cash. We can use that cash to continue to fund our ongoing operation. But we probably will do one more financing to ensure we have enough cash to grow at the rate that we want to grow at. So I don't mean to give you a...

Michael Carlucci:  Could you give us a time period on that, on when that would happen?

Vincent Sheeran:  Financing?

Michael Carlucci:  Yeah.

Vincent Sheeran:  You know, I'd hope to have it completed sometime early spring.

Michael Carlucci:  So early spring. But up from now until early spring you're saying that there's enough money within the company right now to fund all the operations and the -- that you want to do and the financing, assuming that people are paying their bills?

Vincent Sheeran:  We still want to start the growth. We have current cash to get us through but I want to grow faster.

Michael Carlucci:  Okay. Did you ever consider just selling the technology that's...

Vincent Sheeran:  Well when you do manufacturing partnerships, in essence you are licensing your technology. We would certainly be interested in licensing the Springboard platform. If for example a carrier wanted to operate completely on their own and just license it as they license technology, we'd entertain that. So yes, on both ends, both on the device end, on the platform end we would license it to raise additional capital, absolutely.

Michael Carlucci:  Okay.

Vincent Sheeran:  But we're working on that now, so that is part and parcel of some of the opportunities we have in front of us today.

Michael Carlucci:  And as far as your sales organization, is that improving and you're hiring more or how are you handling that?

Vincent Sheeran:  I don't anticipate hiring anyone at the moment. The guys who I have sitting and doing, they're really business development into international third party partnerships and US third party partnerships, are capable and have performed well. We're not going to be selling smaller deals. We're looking for partnerships that give us a lot more leverage. And so that is our sales force and for the time being we don't anticipate needing a lot more feet on the street.

Michael Carlucci:  Okay. All right, thank you. I appreciate it.

Vincent Sheeran:  Thank you.

Operator:  Thank you. As a final reminder, if you would like to ask a question, please press star, one on your telephone keypad.

We have a follow-up question coming from Al Berggren.

Al Berggren:  Up until this point in the conversation it seems we're talking particularly about the foreign market and the ancillary devices in that area. Are you able to speak to what was once a potential market for us in regard to tacking devices for criminals, ankle bracelets, that type of thing, or cargo trackers, putting the units in cargo, pebbles and what have you, things of that nature? And then if they're not significant, if you could let us know that (inaudible) is in significant, but is there anything you see in a market that might be significant for you?

Vincent Sheeran:  Sure. Well they are significant markets. We all see a lot of navigation success stories out there right now and there are certainly been a lot of advancements in the GPS/AVL market spaces. All those applications utilize different, slightly different technology than you would with a mobile device to a back-end. However, they are good markets in and of themselves but they are a little bit more specialized. Our core technology could track for example an offender ankle bracelet, you could embed a GPS tracking device that was then managed by our back-end application. So we see that deployment of a tracking device, as you call it, it's a good word for it, as a device that can be deployed and tracked by our back-end; however going into those markets is where we search for partners. We search for partners in the distribution and in the implementation of the vertical application. We cannot possibly do justice or compete in all those different marketplaces. So we need to be opportunistic to seek partnerships of people that do have access to those types of applications. For example, a (inaudible) in Brazil where a device is being tracked on our back-end. So because it's not a mobile handset, a telephone handset in a traditional fashion, it does not mean that we would not be able to track it. It's just how we attack those vertical markets I think is changing because we're focusing our efforts on building out the facilities that are in our back-end and allowing our business partners to attack those vertical marketplaces.

Al Berggren:  Very good.

Operator:  Thank you. We have no further questions at this time.

Vincent Sheeran:  Well thank you everyone. I appreciate your spending time with us today. I really feel that we're several steps along the path in riding this shift and we've cut expenses, revenues are starting to grow, you know, we have a very positive outlook going forward with a lot of opportunities in front of us. We appreciate your patience. I appreciate the advice some of you have given me. You know that we're doing the best we can. There are a lot of opportunities for us to sort through and that's the good news. We think that this market is really in its infancy and we're now steering the company into a direction where we think we can best capitalize on it in the broadest fashion. I think it's exciting. It's exciting for me, for the employees. I appreciate your time and calling in today. I look forward to continuing to dialogue with you and hearing from you occasionally, and certainly updating you on the results as often as I can. So thank you very much for your time and your attention. Everyone have a great weekend. Thank you, Operator.

Operator:  Thank you. This does conclude today's Wherify Wireless Conference Call. You may disconnect your lines and have a wonderful day.